EXHIBIT 10.69

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN
NON-QUALIFIED STOCK OPTION AWARD MEMORANDUM

Employee:	PARTICIPANT NAME
Date of Grant:	GRANT DATE

Number of Stock Option Shares Subject to Award:	SHARES GRANTED
Exercise Price per Share:	$

Term/Expiration Date:	January 12, 2025

Vesting Date:	December 31, 2017
Vesting Period:	January 1, 2015 – December 31, 2017

Additional terms and conditions of your Award are included in the Stock Option Award Agreement. As a condition to your receipt of Stock Options, you must accept the terms and conditions of this Award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this Award within such time, this Award may be forfeited and immediately terminate.
Note: Article 2.1 of the Stock Option Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award; you agree to be bound by these restrictions.

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN

Stock Option Award Agreement

This Stock Option Award Agreement (the “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Stock Option Award Memorandum (the “Award Memorandum”) who is an employee of the Company or Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to the Participant Stock Options representing the opportunity to purchase a number of the Company’s common shares, $0.125 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Article 1 of the Plan for a list of defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

ARTICLE 1.
Grant and Terms of Stock Options

1.1    Grant of Stock Options. Pursuant to the Plan, the Company has granted to the Participant the number of Non-Qualified Stock Options as specified in the Award Memorandum (the “Stock Options”), effective as of the Date of Grant.
1.2    Vesting and Exercise of Stock Options. The Stock Options shall become Vested and exercisable as follows:
(a)    Employment Through the Vesting Date. Subject to Sections 1.2(b) and 1.5, the Stock Options will become Vested and exercisable according to the vesting schedule specified in the Award Memorandum, if the Participant remains in the continuous of employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the Vesting Date.
(b)    Termination of Employment. In the event of the Participant’s death, Disability or other termination of employment, the exercisability of the Stock Options will be governed by Section 12.1 of the Plan; provided, however, notwithstanding anything in Section 12.1 of the Plan to the contrary, if the Participant’s employment is terminated without Cause, but only if within sixty (60) days the Participant signs and does not revoke a general release in a form acceptable to the Company (a “Release”), then the Participant will Vest in a pro rata portion of the Stock Options that would have Vested on the Vesting Date had the Participant not been terminated without Cause, with such pro rata portion equal to the product of (i) the total number of Stock Options subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date on which the Participant’s employment terminated, and the denominator of which is the number of days in the Vesting Period.

(c)    In the event the exercise of the Stock Options following the termination of the Participant’s employment would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act of 1933, the Options will terminate on the earlier of (i) the Term/Expiration Date of the Stock Options as set forth in the Award Memorandum or (ii) the expiration of a period of three (3) months after the termination of the Participant’s employment during which the exercise of the Stock Options would not be in violation of such registration requirements.
(d)    In no event may the Stock Options be exercised after the Term/Expiration Date of the Stock Options as set forth in the Award Memorandum.
(e)    Vested Stock Options may be exercised in whole or in part at any time during the term of the Stock Options by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Options, accompanied by payment in full of the Exercise Price in accordance with Section 1.3, along with any required tax withholding pursuant to Section 18.3 of the Plan. Stock Options may not be exercised for a fraction of a Share.
1.3    Payment of Exercise Price. The Exercise Price may be paid:
(a)    in cash in any manner satisfactory to the Committee;
(b)    by tendering (either by actual delivery of Shares or by attestation) previously owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Options being exercised;
(c)    by a combination of cash and Shares;
(d)    to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable;
(e)    by the Company’s withholding of Shares otherwise issuable upon exercise of the Stock Options pursuant to a “net exercise” arrangement; or
(f)    by another method permitted by law that assures full and immediate payment of the Exercise Price.
The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including, but not limited to, concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.
1.4    Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of any of the Stock Options without any restrictions other than those described in Section 17.2 of the Plan. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends, dividend equivalents or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Stock Options.

1.5    Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on January 1, 2015 and ending on the date of a Change in Control, the Participant will become 100% Vested in all the Stock Options subject to the Award upon the Change in Control and such Stock Options will become fully exercisable for the full term of the award, except to the extent that an award meeting the requirements of Section 1.5(d) (a “Replacement Award”) is provided to the Participant in accordance with Section 1.5(d) to replace, adjust or continue the award of Stock Options covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Stock Options in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating the Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Vesting Period, the Participant shall become 100% Vested in the Replacement Award upon such termination, which Replacement Award will become immediately exercisable in full, and the Replacement Award will remain exercisable for the full term of the Replacement Award.
(c)    For purposes of this Agreement, a “Change in Control” means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 1.5(c)(iii)(A), 1.5(c)(iii)(B) and 1.5(c)(iii)(C), below;
(ii)    individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
(iv)    approval by the Shareholders of a complete liquidation or dissolution of the Company.
(d)    For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based non-qualified stock options) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1.5(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(e)    A termination “for Cause” means that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Successor; (ii) intentional wrongful damage to property of the Successor; (iii) intentional wrongful disclosure of secret processes or confidential information of the Successor; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Successor. For purposes of this definition, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Successor.
(f)    A termination “for Good Reason” means the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:
(i)    a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);
(ii)    a material diminution in the Participant’s authority, duties or responsibilities;
(iii)    a material change in the geographic location at which the Participant must perform services;

(iv)    a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and
(v)    any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.

ARTICLE 2.
Other Terms and Conditions

2.1    Non-Compete and Confidentiality.
(a)    The Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)    Failure to comply with subsection (a) above will cause the Participant to forfeit the right to the Stock Options and require the Participant to reimburse the Company for the taxable income received on the exercise of Stock Options within the 90-day period preceding the Participant’s termination of employment.

ARTICLE 3.
Acknowledgements

3.1    Acknowledgments. In accepting the Award, Participant acknowledges, understands and agrees to the following:

(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    The grant of the Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted in the past;
(c)    All decisions with respect to future Stock Options or other grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;

(e)    The Stock Option Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)    The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(g)    No claim or entitlement to compensation or damages shall arise from forfeiture of any Stock Options resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Stock Options to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(h)    Neither the Plan nor the Stock Options shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;
(i)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Stock Options;
(j)    The Stock Options and the Shares underlying the Stock Options, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and
(k)    The Company reserves the right to impose other requirements on participation in the Stock Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ARTICLE 4.
General Provisions

4.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.

4.2    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Stock Options, including, without limitation, any tax liability associated with the grant or exercise of the Stock Options or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Committee, withholding obligations shall be satisfied by having the Company or one of its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued to the Participant upon exercise of the vested Stock Options; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant. If the Company does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Participant’s wages or other compensation paid to the Participant, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.
4.3    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries, service solely as a director of the Company or any Subsidiary or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
4.4    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
4.5    These Terms and Conditions Subject to Plan. The Stock Options covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
4.6    Transferability. Except as otherwise provided in the Plan, the Stock Options are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Stock Options shall be null and void.
4.7    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Stock Option award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company or Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Stock Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant Stock Options or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

4.8    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
4.9    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
4.10    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Options by electronic means. By accepting this Award of Stock Options, the Participant hereby acknowledges the Company’s execution of this Agreement and consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.11    Headings. Headings are given to the Articles of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
4.12    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.
4.13    Code Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with, or are exempt from, the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by

Section 409A of the Code and may be made by the Company without the consent of the Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

[Acceptance Page Contained in Exhibit A]

Exhibit A
Acceptance by the Participant

The Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PARTICIPANT NAME	ACCEPTANCE DATE
Participant Name	Date
ELECTRONIC SIGNATURE
Participant’s Signature